Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is entered into on July 29, 2022 by and between Thuan Pham (“Consultant”), and Coupang, Inc., a Delaware corporation (“Parent”) and Coupang Global, LLC, a Delaware limited liability company (hereinafter collectively referred to as the “Company”).

RECITALS

WHEREAS, Consultant previously served as Chief Technology Officer of Parent, as well as Chief Executive Officer of Coupang Global, LLC;

WHEREAS, On September 15, 2022, Consultant will retire and end Consultant’s Continuous Service with Parent and the Company, as defined by the Company’s employment and compensation agreements between the Company and Consultant;
WHEREAS, the Company desires to avail itself of the unique experience, ability, and services of Consultant; Consultant desires to provide professional services to the Company; and the parties desire their relationship to be governed by the terms of this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein, the parties agree as follows:

1.Duties. The Company engages Consultant to provide the services (the “Services”) set forth in Exhibit A to this Agreement (the “Project Plan”). If the terms of the Project Plan directly conflict with the terms of this Agreement, the terms of the Project Plan will prevail.

2.Payment. Subject to Consultant performing their obligations in accordance with this Agreement, the Company will pay Consultant as stated in the Project Plan. Consultant shall deliver invoices for Services performed in the previous month to the Company within fifteen (15) days following the last day of the month. The Company shall pay undisputed invoices within thirty (30) days of receipt. Other than the fees stated in the Project Plan, no other amounts are payable by the Company for Consultant’s performance of the Services.

3.Taxes. Consultant shall be responsible for reporting as income all payments received by Consultant under this Agreement to any federal, state or local tax authority. Consultant shall be responsible for all self-employment, social security, VAT and other taxes, fines, penalties or other liability to any federal, state or local jurisdiction with taxing authority. Consultant indemnifies and holds harmless the Company from any claim of liability of any kind by any taxing authority as a result of the payments made under this Agreement.
4.Term and Termination. This Agreement commences on September 19, 2022, and, subject to earlier termination, will automatically expire on midnight March 18, 2023 (the “Term”). Either party may terminate this Agreement at any time and for any reason

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immediately upon written notice to the other party. Paragraphs 7, 8, 9 and 10 shall survive the termination of this Agreement. In the event Company terminates the Agreement without just cause before the expiration of the Agreement, within thirty (30) days of the termination, the Company shall pay the remaining compensation Consultant would have received had the Agreement not been terminated before the stated expiration date. For the purposes of this agreement, “just cause” shall mean a breach of this Agreement, and any act or omission that constitutes gross negligence, fraud, or dishonesty.

5.Status of Consultant. Consultant shall not represent himself as an agent of the Company for any purpose and has no authority to bind the Company in any manner whatsoever. Consultant’s relationship with the Company is solely that of an independent contractor and nothing in this Agreement creates a partnership, agency, joint venture, employment or any other type of relationship. Consultant shall not be entitled to any rights or benefits (such as retirement, group health etc.) provided to the Company’s employees. Consultant is responsible for obtaining all applicable licenses and permits required for performance of this Agreement. Consultant understands and acknowledges that the Company will not obtain workers’ compensation insurance covering Consultant.

6.Compliance with Law and Company Policies. In performing the Services, Consultant shall: (i) comply with all applicable laws and regulations, (ii) comply with the Company’s policies and procedures including the Code of Business Conduct and Ethics, and
(iii) perform the Services in a timely, diligent and professional manner, and with the same degree of care, skill, and prudence that would be customarily exercised in the Company’s best interest.
7.Indemnity and Contribution. Recognizing that activities of the type contemplated by this Agreement sometimes result in litigation and that Consultant’s role is limited, the Company agrees, subject to the exclusions of liability in Paragraph 8, to indemnify Consultant and hold Consultant harmless, to the fullest extent lawful against any and all claims, damages, losses, liabilities and expenses as incurred (including all reasonable fees and disbursements of Consultant and his counsel and such persons’ reasonable travel and other out-of-pocket expenses incurred in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising herefrom) arising out of Consultant’s engagement hereunder; provided, however, that there shall be excluded from such indemnification any claim, damage, loss, liability or expense that arises primarily out of or is based primarily upon any action or failure to act by Consultant that constitutes a breach of this Agreement, dishonesty, willful misconduct or gross negligence on the part of Consultant, other than an action or failure to act undertaken at the Company’s direct request or with the Company’s consent.

8.Limitation of Liability. The Company’s liability to Consultant for any breach arising out of or relating to this Agreement shall not exceed the total amount payable under Paragraphs 2 and 7 and shall not include any incidental, indirect, special, consequential or emotional distress damages of any kind.

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9.Limitations on the Company’s Liability and Consultant’s Indemnification of the Company. By entering into this Agreement and receiving the Services, but subject to the other terms and conditions of this Agreement, the Company and its affiliates will not be liable for any Damages (defined below) caused by Consultant’s dishonesty, willful misconduct, or gross negligence or for Consultant’s breach of this Agreement. Consultant shall indemnify and hold harmless the Company and its affiliates from and against all losses, judgments, damages, expenses (including, without limitation, reasonable fees and expenses of counsel) and liabilities (collectively “Damages”) incurred by the Company or its affiliates arising from, as a result of, in connection with, or relating to, Consultant’s dishonesty, willful misconduct or gross negligence in performing any Services or for Consultant’s breach of this Agreement.

10.Confidential Information, Non-Disclosure, Work Product, Non-Solicitation and Non-Disparagement.

a.Confidential Information. Consultant will have access to the Company’s and its affiliates’ (collectively, the “Company Group”) trade secrets and other confidential information which is not known to the Company Group’s competitors or within the Company Group’s industry generally, which was developed by the Company Group over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company Group. Consultant agrees that, unless otherwise required by law, and notwithstanding the termination or expiration of this Agreement, Consultant will forever keep confidential all trade secrets and Confidential Information of the Company Group, and Consultant will not use such trade secrets or other Confidential Information for Consultant’s own private benefit, or directly or indirectly for the benefit of others, and Consultant will not disclose Company Group trade secrets or other Confidential Information to any other person, directly or indirectly. As used in this Agreement, “Confidential Information” means all confidential or proprietary information concerning the Company Group’s business, including the terms of this Agreement, all trade secrets, know-how and other information generally retained on a confidential basis by the Company and its affiliates with respect to its products, methods, techniques, testing and statistical methods and analysis, cost and pricing information (including bid prices), algorithms, systems, software codes and specifications, formulae, inventions and discoveries, business plans, pricing, product plans and the identities of and nature of the Company’s and its affiliates’ dealings with its employees, suppliers and customers. Confidential Information will not include any information that is or becomes part of the public domain through no fault of Consultant. Consultant agrees to take all actions reasonably necessary to protect the confidentiality of all trade secrets and other Confidential Information in their possession or control, and agrees to promptly notify the Company of any actual or suspected disclosures of trade secrets or other Confidential Information in breach of this Agreement. If Consultant is legally compelled (by subpoena, interrogatory, request for documents, investigative demand or similar process) to disclose Confidential Information, Consultant shall give the Company prompt, prior written notice so the Company can seek an appropriate remedy or waive compliance. If legally compelled to disclose Confidential Information, Consultant shall furnish only that portion of the Confidential Information required on advice of legal counsel and shall exercise Consultant’s best efforts to obtain an order or assurance that any Confidential Information disclosed will be treated by all others in a confidential manner.

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Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, Consultant acknowledges that Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing in this Agreement shall limit Consultant’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information to the extent that such limitation is a violation of law.

b.Work Product.

i.Disclosure of Work Product. Consultant will, as an integral part of the performance of Services, disclose in writing to the Company all notes, documents, information, ideas, documentation, improvements, works of authorship, creations, trade secrets, processes, techniques, know-how, products, inventions, patent applications, technology, designs, drawings, algorithms, specifications, computer programs, databases, user interfaces, encoding techniques, and other information and materials of any kind (including any related improvements or modifications to the foregoing) that Consultant (or anyone acting on Consultant’s behalf) may make, conceive, create, develop or reduce to practice, alone or jointly with others, in connection with performing the Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Work Product”). Work Product shall constitute the Company’s Confidential Information hereunder. Consultant agrees that the Work Product shall not contain, incorporate or include any technology, software, inventions, discoveries, tools, methodologies, works of authorship or other materials owned or controlled by a third party (“Third Party IP”) unless the Company otherwise agrees in writing.

ii.Ownership of Work Product. Consultant agrees that Work Product will be deemed to be work produced for the Company’s benefit and shall be the sole and exclusive property and Confidential Information of the Company. To the extent that Consultant retains any right, title or interest in Work Product, Consultant hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, all right, title and interest worldwide in and to the Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At the Company’s request, during and after the Term of this Agreement, Consultant will assist and cooperate with the Company in all respects, and will execute documents, and will take such further acts reasonably requested by the Company to enable the Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections in respect of the Work Product. Consultant hereby appoints the officers of the Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

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iii.Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Work Product, during and after the Term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right.”

iv.Prior Proprietary Information Retained and Licensed. Consultant will, within fifteen (15) days, provide a list describing all work product, information, inventions, original works of authorship, ideas, know-how, processes, designs, computer programs, photographs, illustrations, developments, trade secrets and discoveries, including improvements Consultant conceived, created, developed, made, reduced to practice or completed, either alone or with others that Consultant: (i) made, created, developed or invented by Consultant prior to the Term of this Agreement; (ii) claims a proprietary right or interest in; and (iii) does not assign to the Company hereunder, (collectively referred to as the “Prior Proprietary Information”). If no such list is provided within fifteen (15) days or if such list is blank when delivered, then Consultant represents that there is no such relevant Prior Proprietary Information applicable to this engagement. Consultant understands and agrees that the Company makes no attempt to verify Consultant’s claim of ownership to any of the Prior Proprietary Information. Consultant agrees that Consultant shall not incorporate in any Work Product any Prior Proprietary Information or any of the technology described in any Prior Proprietary Information. Nonetheless, if in the course of the Services, Consultant incorporates Prior Proprietary Information into any Work Product, Consultant agrees to grant and hereby grants the Company a nonexclusive, royalty-free, irrevocable, sublicensable, transferable, perpetual, and worldwide license to make, have made, modify, use, have used, import, export, reproduce, distribute, prepare and have prepared derivative works of, offer to sell, sell and otherwise exploit such Prior Proprietary Information, and provided further that all of the foregoing rights of the Company shall extend to any derivative works so prepared.

c.Return of Company Property. Upon the termination or expiration of this Agreement for any reason, Consultant shall immediately return and deliver to the Company any and all: (i) Work Product including all work in progress on any Work Product; (ii) Confidential Information in the possession or control of the Consultant; and (iii) any other property or assets of the Company including laptops and other devices. Further, Consultant shall not retain any Work Product, Confidential Information, property or other assets belonging to any member of the Company Group or any copies thereof (in electronic or hard copy format).

d.Non-solicitation. Consultant agrees that for the duration of the Term, and for a period of twelve (12) months thereafter (the “Restricted Period”), he will not, directly or indirectly, solicit or recruit any person who at any time on or after the date of this Agreement is an officer, director, employee, consultant or independent contractor of any member of the

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Company or its affiliates who are involved in the Company’s business. Notwithstanding the foregoing, nothing in this Agreement shall prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any such individual or (B) Consultant from soliciting, recruiting or hiring any such individual who has ceased to be employed or retained by the Company or any of its affiliates for at least twelve (12) months. Consultant hereby agrees that during the Restricted Period, Consultant will not, directly or indirectly, induce, or attempt to induce, cause or solicit any customer, client or supplier of the Company to reduce or cease doing business with the Company, or in any way knowingly interfere with the relationship between any customer, client or supplier of the Company, on the one hand, and the Company, on the other hand.

e.Non-disparagement. Consultant shall not disparage the Company, any of its affiliates, directors, officers, or employees in any way that could adversely affect the goodwill, reputation or business relationships of the Company or any of its affiliates with the public generally, or with any of their respective customers, suppliers or employees. The Company shall instruct its officers not to disparage the Consultant.

f.Enforcement. The parties specifically acknowledge and agree that the remedy at law for any breach of the covenants in this Paragraph 10 will be inadequate and that the Company, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Paragraph 10 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event that any court will not reform such covenants, then the parties hereto agree to amend such provisions to set forth the maximum limitations permitted by applicable law.

11.Miscellaneous. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, without reference to conflict of law provisions. This Agreement may not be assigned by either party without the written consent of the other party. Consultant shall personally perform the Services and shall delegate none of the Services to any other individual or entity without prior written authorization from the Company. This document and its Exhibits contain the entire agreement between the parties with respect to its subject matter and governs the relationship between the parties during and after the Term of this Agreement. Nothing in this Agreement amends, supersedes or terminates, the terms and conditions of prior agreements between the parties. The parties agree that any provision of this Agreement or its application which is held invalid shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid provisions or applications. No modification or amendment of this Agreement, including the Project Plan, shall be valid unless it is in writing and signed by both parties. The failure of either party to demand strict performance of any provision of this

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Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, as of the date first above written.

CONSULTANT:

Thuan Pham

COUPANG, INC.

By:
Name: HL Rogers
Title: General Counsel and Chief Administrative Officer

COUPANG GLOBAL, LLC

By:
Name: James Roe
Title: Deputy General Counsel

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Exhibit A Project Plan
Date Project Assignment Begins: September 19, 2022
Consultant: Thuan Pham
Description of Services: During the Term, as requested, Consultant will provide the Company support, knowledge, and counseling in order to best assist the Company in achieving its objectives related to but not limited to the following subject matters:
•The knowledge, abilities, competencies, weaknesses, skills, achievements, experience, projects, and work areas of any of the Company’s employees that have worked in Consultant’s organization within the Company or for which Consultant is familiar;

•Any ongoing or planned technology and/or engineering related projects including building infrastructure for the Company;

•Any technology or engineering related challenges and/or solutions or roadmaps currently existing or anticipated for the Company.

Fee: The Company shall pay Consultant a fee of $33,333.33 per month, payable in arrears.
Expenses: The Company will reimburse Consultant (without duplication) for travel, meals, lodging and other expenses reasonably required for fulfilling Consultant’s obligations to the Company. Consultant will furnish Company with copies of receipts and other reasonably requested supporting documentation for any expenses for which Consultant requests reimbursement. The reimbursable expenses referred to in this paragraph shall not exceed a total aggregate monthly amount of $1,000, unless pre-approved by the Company.